EXHIBIT 99.1
Spark Energy, Inc. Reports Full Year and Fourth Quarter 2014 Financial Results, Provides 2015 Update
HOUSTON, March 26, 2015 (GLOBE NEWSWIRE) -- Spark Energy, Inc. (Nasdaq:SPKE), a Delaware corporation ("Spark"), today reported financial results for the year ended December 31, 2014.
For 2014, Adjusted EBITDA was $11.3 million and Retail Gross Margin was $76.9 million on revenue of $322.9 million, compared to Adjusted EBITDA of $33.5 million and Retail Gross Margin of $81.7 million for 2013. We invested $26.2 million in organic customer acquisition costs in 2014 compared to $8.3 million in 2013.
"2014 was a transitional year for Spark Energy," said Nathan Kroeker, Spark Energy, Inc.'s President and Chief Executive Officer. "We became a public company in the summer with our successful IPO and for the calendar year we increased our net customer count by 51% and we continue to realize strong unit margins in both gas and electricity. While this growth was primarily organic, we did acquire two small portfolios in Connecticut totaling approximately 13,400 customers and we continue to see attractive acquisition opportunities. Our 2014 results were negatively impacted by increased supply costs and higher attrition, primarily in our large commercial segment, as a result of the Polar Vortex, as well as our market entry into Southern California. We were successful in adding customers in Southern California, however, we underestimated the impact the dual billing structure would have on consumer behavior in this market, and as a result we realized significantly higher customer attrition and bad debt expense than we anticipated. We are no longer adding customers in Southern California and have refocused our efforts on mitigating the attrition and aggressively managing collections in this market. We are seeing enhanced opportunities to grow organically in some of our Midwest and Northeast markets and have increased our marketing efforts in these areas."
2014 Operational Highlights

•	Initial public offering of our Class A common shares closed on August 1, 2014

•	Increased net customer count by 51%; 26% exclusive of Southern California

•	Consistently strong unit margins across both retail natural gas and electricity segments

•	Completed two customer portfolio acquisitions totaling approximately 13,400 customers

•	Invested $26.2 million in organic customer acquisitions during the year; $16.4 million exclusive of Southern California

•	Paid first (prorated) quarterly dividend of $0.2404 for the third quarter of 2014 on December 15, 2014 and paid fourth quarter dividend of $0.3625 per share of Class A common stock on March 16, 2015
2015 Strategic Update Summary

•	We expect 2015 Adjusted EBITDA to exceed planned 2015 dividends and all required distributions and tax payments, and management does not anticipate any changes to the dividend policy in 2015

•
We are developing a framework with NuDevco Partners Holdings, LLC ("NuDevco"), which is owned by our founder, that would enable us to pursue additional growth through M&A. See below under "NuDevco Framework" for further discussion of this development

•	Initial financial results of the two customer portfolio acquisitions completed last year have exceeded management's expectations

•
In March 2015 we entered into an agreement to purchase approximately 33,500 gas customers in PG&E for approximately $2.8 million, or $85 per customer. This transaction is expected to be accretive to Adjusted EBITDA in 2015

Summary Full Year 2014 Financial Results
For the year ended December 31, 2014, Spark reported Adjusted EBITDA of $11.3 million on $322.9 million of revenue compared to Adjusted EBITDA of $33.5 million for the year ended December 31, 2013. This decrease of $22.2 million is primarily attributable to increased customer acquisition spending of $17.9 million and increased bad debt of $7.1 million, of which $4.8 million was in Southern California.
For the year ended December 31, 2014, Spark reported Retail Gross Margin of $76.9 million compared to Retail Gross Margin of $81.7 million for the year ended December 31, 2013. Unit margins remained strong and consistent across both our Retail Natural Gas and Retail Electricity segments for the year. Volumes were down in both segments primarily due to the increased attrition in our large commercial customer base in the Northeast after the severe winter weather conditions experienced in the first quarter.
Net loss and earnings per share (EPS) for the year ended December 31, 2014 were $(4.3) million and $(0.02), respectively. Results were negatively impacted by $(6.5) million of accelerated amortization of capitalized customer acquisition costs in Southern California and an unrealized loss on the hedge portfolio valuation of our future supply positions of $(15.0) million. As this future supply has been sold to customers at fixed prices, changes in the hedge portfolio valuation should have no impact on future gross margin. These two items affected EPS by $(0.43) and $(1.08), respectively. Net income in 2013 was $31.4 million and contained an unrealized gain on the hedge portfolio valuation of $2.1 million which results in a year-over-year change in hedge portfolio valuation of $(17.1) million.
Summary Fourth Quarter 2014 Results
For the quarter ended December 31, 2014, Spark reported Adjusted EBITDA of $5.0 million on $82.7 million of revenue compared to Adjusted EBITDA of $10.7 million for the fourth quarter ended December 31, 2013. This decrease of $5.7 million is primarily attributable to increased general and administrative expenses, including increased bad debt expense of $4.0 million in Southern California, increased costs associated with being a public company, and increased billing and other variable costs associated with increased customer count.
For the quarter ended December 31, 2014, Spark reported Retail Gross Margin of $26.7 million compared to Retail Gross Margin of $24.3 million for the quarter ended December 31, 2013. This increase of $2.4 million is primarily attributable to significantly higher retail natural gas unit margins, partially offset by a slight decrease in volumes across both segments.

Net loss and EPS for the quarter ended December 31, 2014 were $(11.4) million and $(0.37), respectively. Results were negatively impacted by $(6.5) million of accelerated amortization of capitalized customer acquisition costs in Southern California and an unrealized loss on the hedge portfolio valuation of our future supply positions of $(10.9) million. As this future supply has been sold to customers at fixed prices, changes in the hedge portfolio valuation should have no impact on future gross margin. These two items affected EPS by $(0.43) and $(0.73), respectively. Net income for the quarter ended December 31, 2013 was $19.3 million and contained an unrealized gain on the hedge portfolio valuation of $4.3 million which results in a quarter-over-quarter change in hedge portfolio valuation of $(15.2) million.
NuDevco Framework
We continue to have strong organic customer growth which is funded by our existing cash sources. At the same time, we continue to see M&A opportunities in the market. In order to take advantage of these opportunities, we are developing a framework with NuDevco that could enable us to utilize NuDevco's balance sheet to acquire and consolidate energy retailers with certain guaranteed earnings protections and debt financing in the form of convertible subordinated debt bearing interest at market rates. We are in various stages of due diligence with several potential targets. Any transaction with NuDevco would be subject to the review and approval of a special committee of our independent directors.
Liquidity and Capital Resources

(in thousands)	December 31, 2014
Cash and cash equivalents	$ 4,359
Senior Credit Facility Availability (1)	26,260
Total Liquidity	$ 30,619
(1) Subject to Senior Credit Facility borrowing base restrictions
Conference Call and Webcast
Spark will host a conference call to discuss full year 2014 results on Friday, March 27, 2015 at 10:00 AM Central Time (11:00 AM Eastern).
A live webcast of the conference call can be accessed from the Events & Presentations page of the Spark Energy Investor Relations website at http://ir.sparkenergy.com/events.cfm. An archived replay of the webcast will be available for twelve months following the live presentation.
About Spark Energy, Inc.
Spark Energy, Inc. is an established and growing independent retail energy services company founded in 1999 that provides residential and commercial customers in competitive markets across the United States with an alternative choice for their natural gas and electricity. Headquartered in Houston, Texas, Spark currently operates in 16 states and serves 46 utility territories. Spark offers its customers a variety of product and service choices, including stable and predictable energy costs and green product alternatives.

Cautionary Note Concerning Forward-Looking Statements
This earnings release contains forward-looking statements that are subject to a number of risks and uncertainties, many of which are beyond our control. These statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the "Securities Act") and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act") can be identified by the use of forward-looking terminology including "may," "should," "likely," "will," "believe," "expect," "anticipate," "estimate," "continue," "plan," "intend," "projects," or other similar words. All statements, other than statements of historical fact included in this release, regarding strategy, future operations, financial position, estimated revenues and losses, projected costs, prospects, plans, objectives and beliefs of management are forward-looking statements. Forward-looking statements appear in a number of places in this release and may include statements about business strategy and prospects for growth, customer acquisition costs, ability to pay cash dividends, cash flow generation and liquidity, availability of terms of capital, competition and government regulation and general economic conditions. Although we believe that the expectations reflected in such forward-looking statements are reasonable, we cannot give any assurance that such expectations will prove correct.
The forward-looking statements in this report are subject to risks and uncertainties. Important factors which could cause actual results to materially differ from those projected in the forward-looking statements include, but are not limited to:

•	changes in commodity prices,

•	extreme and unpredictable weather conditions,

•	the sufficiency of risk management and hedging policies,

•	customer concentration,

•	federal, state and local regulation,

•	key license retention,

•	increased regulatory scrutiny and compliance costs,

•	our ability to borrow funds and access credit markets,

•	restrictions in our debt agreements and collateral requirements,

•	credit risk with respect to suppliers and customers,

•	level of indebtedness,

•	changes in costs to acquire customers,

•	actual customer attrition rates,

•	actual bad debt expense in non-POR markets,

•	accuracy of internal billing systems,

•	ability to successfully navigate entry into new markets,

•	whether our majority shareholder or its affiliates offers us acquisition opportunities on terms that are commercially acceptable to us,

•	competition, and

•	the "Risk Factors" described below.
You should review the risk factors included in the prospectus relating to our initial public offering that was filed with the Securities and Exchange Commission which could cause our actual results to differ materially from those contained in any forward-looking statement. All forward-looking statements speak only as of the date of this release. Unless required by law, we disclaim any obligation to publicly update or revise these statements whether as a result of new information, future events or otherwise. It is not possible for us to predict all risks, nor can we assess the impact of all factors on the business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

SPARK ENERGY, INC.
COMBINED AND CONSOLIDATED BALANCE SHEETS
AS OF DECEMBER 31, 2014 AND DECEMBER 31, 2013
(in thousands)

	December 31, 2014	December 31, 2013
Assets
Current assets:
Cash and cash equivalents	$ 4,359	$ 7,189
Restricted cash	707	--
Accounts receivable, net of allowance for doubtful accounts of $8.0 million and $1.2 million as of December 31, 2014 and 2013, respectively	63,797	62,678
Accounts receivable-affiliates	1,231	6,794
Inventory	8,032	4,322
Fair value of derivative assets	216	8,071
Customer acquisition costs, net	12,369	4,775
Intangible assets - customer acquisitions, net	486	--
Prepaid assets	1,236	1,032
Deposits	10,569	3,529
Other current assets	2,987	2,901
Total current assets	105,989	101,291
Property and equipment, net	4,221	4,817
Fair value of derivative assets	--	6
Customer acquisition costs	2,976	2,901
Intangible assets - customer acquisitions	1,015	--
Deferred tax assets	24,047	--
Other assets	149	58
Total Assets	$ 138,397	$ 109,073
Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$ 38,210	$ 36,971
Accounts payable-affiliates	1,017	--
Accrued liabilities	7,195	6,838
Fair value of derivative liabilities	11,526	1,833
Note payable	33,000	27,500

Other current liabilities	1,868	--
Total current liabilities	92,816	73,142
Long-term liabilities:
Fair value of derivative liabilities	478	18
Payable pursuant to tax receivable agreement-affiliates	20,767	--
Other long-term liabilities	219	--
Total liabilities	114,280	73,160
Stockholders' equity:
Member's equity	--	35,913
Common Stock:
Class A common stock, par value $0.01 per share, 120,000,000 shares authorized, 3,000,000 issued and outstanding at December 31, 2014 and zero issued and outstanding at December 31, 2013	30	--
Class B common stock, par value $0.01 per share, 60,000,000 shares authorized, 10,750,000 issued and outstanding at December 31, 2014 and zero issued and outstanding at December 31, 2013	108	--
Preferred Stock:
Preferred stock, par value $0.01 per share, 20,000,000 shares authorized, zero issued and outstanding at December 31, 2014 and 2013	--	--
Additional paid-in capital	9,296	--
Retained deficit	(775)	--
Total stockholders' equity	8,659	35,913
Non-controlling interest in Spark HoldCo, LLC	15,458	--
Total equity	24,117	35,913
Total Liabilities and Stockholders' Equity	$ 138,397	$ 109,073

SPARK ENERGY, INC.
COMBINED AND CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE (LOSS)
INCOME FOR THE YEARS ENDED DECEMBER 31, 2014, 2013 and 2012
(in thousands, except per share data)

	Year Ended December 31,
	2014	2013	2012
Revenues:
Retail revenues (including retail revenues—affiliates of $2,170, $4,022 and $1,382 for the years ended December 31, 2014, 2013 and 2012, respectively)	$ 320,558	$ 316,776	$ 380,198
Net asset optimization revenues (expenses) (including asset optimization revenues-affiliates of $12,842, $14,940 and $8,334 for the years ended December 31, 2014, 2013 and 2012, respectively, and asset optimization revenues affiliates cost of revenues of $30,910, $15,928 and $568 for the years ended December 31, 2014, 2013 and 2012, respectively)	2,318	314	(1,136)
Total Revenues	322,876	317,090	379,062
Operating Expenses:
Retail cost of revenues (including retail cost of revenues-affiliates of $13, $55 and $254 for the years December 31, 2014, 2013 and 2012)	258,616	233,026	279,506
General and administrative (including general and administrative expense-affiliates of $0.1, $0.1 and $0.8 for the years ended December 31, 2014, 2013 and 2012, respectively)	45,880	35,020	47,321
Depreciation and amortization	22,221	16,215	22,795
Total Operating Expenses	326,717	284,261	349,622
Operating (loss) income	(3,841)	32,829	29,440
Other (expense)/income:
Interest expense	(1,578)	(1,714)	(3,363)
Interest and other income	263	353	62
Total other expenses	(1,315)	(1,361)	(3,301)
(Loss) income before income tax expense	(5,156)	31,468	26,139
Income tax (benefit) expense	(891)	56	46
Net (loss) income	(4,265)	31,412	26,093
Less: Net (loss) attributable to non-controlling interests	(4,211)	--	--
Net (loss) income attributable to Spark Energy, Inc. stockholders	$ (54)	$ 31,412	$ 26,093
Other comprehensive (loss) income:
Deferred gain from cash flow hedges	--	2,620	(10,243)
Reclassification of deferred loss from cash flow hedges into net income	--	(84)	17,942
Comprehensive (loss) income	$ (4,265)	$ 33,948	$ 33,792

Net loss attributable to Spark Energy, Inc. per common share
Basic	$ (0.02)
Diluted	$ (0.02)

Weighted average commons shares outstanding
Basic	3,000
Diluted	3,000

SPARK ENERGY, INC.
COMBINED AND CONSOLIDATED STATEMENT OF CHANGES IN EQUITY
FOR THE YEARS ENDED DECEMBER 31, 2014, 2013 and 2012
(in thousands)

	Member's Equity	Issued Shares of Class A Common Stock	Issued Shares of Class B Common Stock	Issued Shares of Preferred Stock	Class A Common Stock	Class B Common Stock	Accumulated Other Comprehensive Income	Additional Paid In Capital	Retained Deficit	Total Stock-holders Equity	Non-controlling Interest	Total Equity
Balance at 12/31/2011:	$ 48,180	--	--	$ --	$ --	$ --	$ (10,235)	$ --	$ --	$ --	$ --	$ 37,945
Capital contributions from member	10,060	--	--	--	--	--	--	--	--	--	--	10,060
Distributions to member	(20,495)	--	--	--	--	--	--	--	--	--	--	(20,495)
Net income	26,093	--	--	--	--	--	--	--	--	--	--	26,093
Deferred loss from cash flow hedges	--	--	--	--	--	--	(10,243)	--	--	--	--	(10,243)
Reclassification of deferred gain from cash flow hedges into net income	--	--	--	--	--	--	17,942	--	--	--	--	17,942
Balance at 12/31/2012:	63,838	--	--	--	--	--	(2,536)	--	--	--	--	61,302
Capital contributions from member	12,400	--	--	--	--	--	--	--	--	--	--	12,400
Distributions to member	(71,737)	--	--	--	--	--	--	--	--	--	--	(71,737)
Net income	31,412	--	--	--	--	--	--	--	--	--	--	31,412
Deferred gain from cash flow hedges	--	--	--	--	--	--	2,620	--	--	--	--	2,620
Reclassification of deferred loss from cash flow hedges into net income	--	--	--	--	--	--	(84)	--	--	--	--	(84)
Balance at 12/31/2013:	35,913	--	--	--	--	--	--	--	--	--	--	35,913
Capital contributions from member and liabilities retained by affiliate	54,201	--	--	--	--	--	--	--	--	--	--	54,201
Distributions to member	(61,607)	--	--	--	--	--	--	--	--	--	--	(61,607)
Net loss prior to the Offering	(21)	--	--	--	--	--	--	--	--	--	--	(21)
Balance prior to Corporate Reorganization and the Offering:	28,486	--	--	--	--	--	--	--	--	--	--	28,486
Reorganization Transaction:
Issuance of Class B common stock	(28,486)	--	10,750	--	--	108	--	28,378	--	28,486	--	--
Offering Transactions:
Offering costs paid	--	--	--	--	--	--	--	(2,667)	--	(2,667)	--	(2,667)
Issuance of Class A Common Stock, net of underwriters discount	--	3,000	--	--	30	--	--	50,190	--	50,220	--	50,220

Distribution of Offering proceeds and payment of note payable to affiliate	--	--	--	--	--	--	--	(47,604)	--	(47,604)	--	(47,604)
Initial allocation of non-controlling interest of Spark Energy, Inc. effective on date of Offering	--	--	--	--	--	--	--	(22,232)	--	(22,232)	22,232	--
Tax benefit from tax receivable agreement	--	--	--	--	--	--	--	23,636	--	23,636	--	23,636
Liability due to tax receivable agreement	--	--	--	--	--	--	--	(20,915)	--	(20,915)	--	(20,915)
Balance at inception of public company (8/1/2014):	--	3,000	10,750	--	30	108	--	8,786	--	8,924	22,232	31,156
Stock based compensation	--	--	--	--	--	--	--	510	--	510	--	510
Consolidated net loss subsequent to the Offering	--	--	--	--	--	--	--	--	(54)	(54)	(4,190)	(4,244)
Distributions paid to Class B non-controlling unit holders	--	--	--	--	--	--	--	--	--	--	(2,584)	(2,584)
Dividends paid to Class A common shareholders	--	--	--	--	--		--	--	(721)	(721)	--	(721)
Balance at 12/31/2014:	$ --	3,000	10,750	$ --	$ 30	$ 108	$ --	$ 9,296	$ (775)	$ 8,659	$ 15,458	$ 24,117

SPARK ENERGY, INC.
COMBINED AND CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31, 2014, 2013 and 2012
(in thousands)

	Year Ended December 31,
	2014	2013	2012
Cash flows from operating activities:
Net (loss) income	$ (4,265)	$ 31,412	$ 26,093
Adjustments to reconcile net (loss) income to net cash flows provided by operating activities:
Depreciation and amortization expense	22,221	16,215	22,795
Deferred income taxes	(1,064)	--	--
Stock based compensation	858	--	--
Amortization and write off of deferred financing costs	631	678	919
Bad debt expense	10,164	3,101	1,835
(Gain) loss on derivatives, net	14,535	(6,567)	21,485
Current period cash settlements on derivatives, net	3,479	(1,040)	(26,801)
Changes in assets and liabilities:
Increase in restricted cash	(707)	--	--
(Increase) decrease in accounts receivable	(11,283)	6,338	12,019
(Increase) decrease in accounts receivable-affiliates	5,563	13,369	(7,787)
(Increase) decrease in inventory	(3,711)	(599)	3,442
Increase in customer acquisition costs	(26,191)	(8,257)	(6,322)
(Increase) decrease in prepaid and other current assets	(6,905)	(1,917)	8,505
(Increase) decrease in other assets	(90)	144	345
Increase in intangible assets - customer acquisitions	(1,545)	--	--
Increase (decrease) in accounts payable and accrued liabilities	1,449	(7,879)	(11,394)
Increase (decrease) in accounts payable-affiliates	1,017	--	(1,295)
Increase (decrease) in other current liabilities	1,867	(518)	237
Decrease in other non-current liabilities	(149)	--
Net cash provided by operating activities	5,874	44,480	44,076
Cash flows from investing activities:
Purchases of property and equipment	(3,040)	(1,481)	(2,220)
Sale of property, plant and equipment-affiliates	--	--	577
Net cash used in investing activities	(3,040)	(1,481)	(1,643)
Cash flows from financing activities:
Borrowings on notes payable	78,500	80,000	39,500
Payments on notes payable	(44,000)	(62,500)	(68,528)
Deferred financing costs	(402)	(532)	(441)
Member contribution (distributions), net	(36,406)	(59,337)	(10,435)
Proceeds from issuance of Class A common stock	50,220	--	--
Distributions of proceeds from Offering to affiliate	(47,554)	--	--
Payment of note payable to NuDevco	(50)	--	--
Offering costs	(2,667)	--	--
Payment of distributions to Class B non-controlling unit holders and dividends to Class A common shareholders	(2,584)
Payment of dividends to Class A common shareholders	(721)	--	--

Net cash used in financing activities	(5,664)	(42,369)	(39,904)
Decreases in cash and cash equivalents	(2,830)	630	2,529
Cash and cash equivalents—beginning of period	7,189	6,559	4,030
Cash and cash equivalents—end of period	$ 4,359	$ 7,189	$ 6,559
Supplemental Disclosure of Cash Flow Information:
Non cash items:
Issuance of Class B common stock	28,486	--	--
Liabilities retained by affiliate	29,000	--	--
Tax benefit from tax receivable agreement	23,636	--	--
Liability due to tax receivable agreement	20,767	--	--
Initial allocation of non-controlling interest	22,232	--	--
Property and equipment purchase accrual	19	--	--
Cash paid during the period for:
Interest	$ 860	$ 879	$ 2,686
Taxes	$ 85	$ 195	$ 318

SPARK ENERGY, INC.
OPERATING SEGMENT RESULTS
FOR THE YEARS ENDED DECEMBER 31, 2014, 2013 and 2012
(in millions, except per unit operating data)
(unaudited)

	Year Ended December 31,
	2014	2013	2012
Retail Natural Gas Segment
Total Revenues	$ 146.5	$ 125.2	$ 122.7
Retail Cost of Revenues	109.2	83.1	77.0
Less: Net Asset Optimization Revenues	2.3	0.3	(1.1)
Less: Net Gains (Losses) on non-trading derivatives, net of cash settlements	(9.3)	(0.6)	6.3
Retail Gross Margin-Gas	$ 44.3	$ 42.4	$ 40.5
Volumes-Gas (MMBtu's)	15,724,708	16,598,751	17,527,252
Retail Gross Margin-Gas per MMBtu	$ 2.82	$ 2.55	$ 2.31
Retail Electricity Segment
Total Revenues	$ 176.4	$ 191.9	$ 256.4
Retail Cost of Revenues	149.5	149.9	202.5
Less: Net Gains (Losses) on non-trading derivatives, net of cash settlements	(5.7)	2.7	1.2
Retail Gross Margin—Electricity	$ 32.6	$ 39.3	$ 52.7
Volumes - Electricity (MWh's)	1,526,652	1,829,657	2,698,084
Retail Gross Margin—Electricity per MWh	$ 21.37	$ 21.48	$ 19.55

Adjusted EBITDA
We define "Adjusted EBITDA" as EBITDA less (i) customer acquisition costs incurred in the current period, (ii) net gain (loss) on derivative instruments, and (iii) net current period cash settlements on derivative instruments, plus (iv) non-cash compensation expense and (v) other non-cash operating items. EBITDA is defined as net income (loss) before provision for income taxes, interest expense and depreciation and amortization. We deduct all current period customer acquisition costs in the Adjusted EBITDA calculation because such costs reflect a cash outlay in the year in which they are incurred, even though we capitalize such costs and amortize them over two years in accordance with our accounting policies. The deduction of current period customer acquisition costs is consistent with how we manage our business, but the comparability of Adjusted EBITDA between periods may be affected by varying levels of customer acquisition costs. For example, our Adjusted EBITDA is lower in years of customer growth reflecting larger customer acquisition spending. We deduct our net gains (losses) on derivative instruments, excluding current period cash settlements, from the Adjusted EBITDA calculation in order to remove the non-cash impact of net gains and losses on derivative instruments. We also deduct non-cash compensation expense as a result of restricted stock units that are issued under our long-term incentive plan.
We believe that the presentation of Adjusted EBITDA provides information useful to investors in assessing our liquidity and financial condition and results of operations and that Adjusted EBITDA is also useful to investors as a financial indicator of a company's ability to incur and service debt, pay dividends and fund capital expenditures. Adjusted EBITDA is a supplemental financial measure that management and external users of our combined and consolidated financial statements, such as industry analysts, investors, commercial banks and rating agencies, use to assess the following:

•	our operating performance as compared to other publicly traded companies in the retail energy industry, without regard to financing methods, capital structure or historical cost basis;

•	the ability of our assets to generate earnings sufficient to support our proposed cash dividends; and

•	our ability to fund capital expenditures (including customer acquisition costs) and incur and service debt.
Retail Gross Margin
We define retail gross margin as operating income (loss) plus (i) depreciation and amortization expenses and (ii) general and administrative expenses, less (i) net asset optimization revenues, (ii) net gains (losses) on non-trading derivative instruments, and (iii) net current period cash settlements on non-trading derivative instruments. Retail gross margin is included as a supplemental disclosure because it is a primary performance measure used by our management to determine the performance of our retail natural gas and electricity business by removing the impacts of our asset optimization activities and net non-cash income (loss) impact of our economic hedging activities. As an indicator of our retail energy business' operating performance, retail gross margin should not be considered an alternative to, or more meaningful than, operating income (loss), its most directly comparable financial measure calculated and presented in accordance with GAAP.
The GAAP measures most directly comparable to Adjusted EBITDA are net income (loss) and net cash provided by operating activities. The GAAP measure most directly comparable to Retail Gross Margin is operating income (loss). Our non-GAAP financial measures of Adjusted EBITDA and Retail Gross Margin should not be considered as alternatives to net income (loss), net cash provided by operating activities, or operating income (loss). Adjusted EBITDA and Retail Gross Margin are not presentations made in accordance with GAAP and have important limitations as analytical tools. You should not consider Adjusted EBITDA or Retail Gross Margin in isolation or as a substitute for analysis of our results as reported under GAAP. Because Adjusted EBITDA and Retail Gross Margin exclude some, but not all, items that affect net income (loss) and net cash provided by operating activities, and are defined differently by different companies in our industry, our definition of Adjusted EBITDA and Retail Gross Margin may not be comparable to similarly titled measures of other companies.
Management compensates for the limitations of Adjusted EBITDA and Retail Gross Margin as analytical tools by reviewing the comparable GAAP measures, understanding the differences between the measures and incorporating these data points into management's decision-making process.
The following tables present a reconciliation of Adjusted EBITDA to net (loss) income and net cash provided by operating activities for each of the periods indicated.

APPENDIX TABLES A-1 AND A-2
ADJUSTED EBITDA RECONCILIATION
(in thousands)
(unaudited)

	Year Ended December 31,		Quarter Ended December 31,
	2014	2013	2014	2013
Reconciliation of Adjusted EBITDA to Net (Loss) Income:
Net (loss) income	$ (4,265)	$ 31,412	$ (11,394)	$ 19,344
Depreciation and amortization	22,221	16,215	11,897	3,511
Interest expense	1,578	1,714	428	447
Income tax expense	(891)	56	(1,668)	14
EBITDA	18,643	49,397	(737)	23,316
Less:
Net, Gains (losses) on derivative instruments	(14,535)	6,567	(14,797)	4,527
Net, Cash settlements on derivative instruments	(3,479)	1,040	3,773	2,916
Customer acquisition costs	26,191	8,257	5,825	5,145
Plus:
Non-cash compensation expense	$ 858	$ --	$ 496	$ --
Adjusted EBITDA	$ 11,324	$ 33,533	$ 4,958	$ 10,728

	Year Ended December 31,		Quarter Ended December 31,
	2014	2013	2014	2013
Reconciliation of Adjusted EBITDA to net cash provided by operating activities:
Net cash provided by operating activities	$ 5,874	$ 44,480	$ (6,091)	$ 10,705
Amortization and write off of deferred financing costs	(631)	(678)	(51)	(177)
Allowance for doubtful accounts and bad debt expense	(10,164)	(3,101)	(6,191)	(1,475)
Interest expense	1,578	1,714	428	447
Income tax (benefit) expense	(891)	56	(1,668)	14
Changes in operating working capital
Accounts receivable, prepaids, current assets	13,332	(17,790)	24,725	9,246
Inventory	3,711	599	(1,627)	(1,452)
Accounts payable and accrued liabilities	(2,466)	7,879	(7,505)	(6,430)
Other	981	374	2,938	(150)
Adjusted EBITDA	$ 11,324	$ 33,533	$ 4,958	$ 10,728

The following table presents a reconciliation of Retail Gross Margin to operating (loss) income for each of the periods indicated.

APPENDIX TABLE A-3
RETAIL GROSS MARGIN RECONCILIATION
(in thousands)
(unaudited)

	Year Ended December 31,		Quarter Ended December 31,
	2014	2013	2014	2013
Reconciliation of Retail Gross Margin to Operating (Loss) Income:
Operating (loss) income	(3,841)	32,829	(12,786)	19,587
Depreciation and amortization	22,221	16,215	11,897	3,511
General and administrative	45,880	35,020	17,386	8,731
Less:
Net asset optimization revenue	2,318	314	637	3,236
Net, Gains (losses) on non-trading derivative instruments	(8,713)	1,429	(14,560)	1,830
Net, Cash settlements on non-trading derivative instruments	(6,289)	653	3,670	2,496
Retail Gross Margin	$ 76,944	$ 81,668	$ 26,750	$ 24,267

CONTACT: Spark Energy, Inc.
Investors:
Andy Davis, 832-200-3727

Media:
Jenn Korell, 281-833-4151